Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-205619

Dated July 24, 2015

Relating to Preliminary Prospectus Supplement

Dated March 19, 2018

Northern Oil and Gas, Inc. Provides First Quarter Update and

Increases 2018 Production Guidance

MINNEAPOLIS, MINNESOTA — March 19, 2018 — Northern Oil and Gas, Inc. (NYSE American: NOG) today announced first quarter 2018 production estimate and increased full year 2018 production guidance.

HIGHLIGHTS

•	Expecting first quarter 2018 average daily production to increase by 5% to 6% over fourth quarter 2017, a sequential increase of nearly 1,000 barrels of oil equivalent per day

•	Raising full year 2018 production guidance; now expecting average daily production to increase by 18% to 22% over 2017, compared to prior guidance indicating a 16% to 20% increase

•	Northern added a total of 3.6 net wells to production in January and February; continues to expect to add between 20 and 22 net wells to production during 2018

MANAGEMENT COMMENT

“The momentum of 2017 has extended into the first few months of 2018, resulting in increased first quarter production and higher expectations for 2018,” commented Northern’s Interim President, Brandon Elliott. “Net well additions during the quarter are running ahead of our expectations, resulting in production ramping more quickly than we had planned. While we still expect to add between 20 and 22 net wells to production this year we are clearly off to a strong start to 2018.”

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana.

The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement, the prospectus supplement when available, and other documents the Company has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus or, when available, the prospectus supplement if you request it by contacting Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate Department, One South Street, 15th Floor, Baltimore, MD 21202, telephone: (855) 300-7136, email: SyndProspectus@stifel.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this release regarding Northern’s estimated results for the three months ended March 31, 2018, 2018 production guidance, financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond Northern’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: the finalization of Northern’s financial statements for the quarter ended March 31, 2018, which could impact the estimated results presented herein, Northern’s ability to successfully complete the proposed exchange with the holders of its senior notes, including satisfying the conditions to such exchange, Northern’s ability to raise or access capital, including as a condition to any transaction with the holders of its senior notes, changes in crude oil and natural gas prices, the pace of drilling and completions activity on Northern’s properties, Northern’s ability to acquire additional development opportunities, changes in Northern’s reserves estimates or the value thereof, general economic or industry conditions, nationally and/or in the communities in which Northern conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting Northern’s operations, products, services and prices.

Northern has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Northern’s control. Northern does not undertake any duty to update or revise any forward-looking statements, except as may be required by the federal securities laws.

CONTACT:

Brandon Elliott, CFA

Interim President

952-476-9800

belliott@northernoil.com